Exhibit 99.1

STAR MOUNTAIN RESOURCES RECEIVES INDUSTRY GUIDE 7 MINERAL RESERVES REPORT ON BALMAT MINE

585,000 tons of Proven and Probable Reserves with 9.2% grade zinc expected to generate an estimated $80.8 million in revenue over an initial 2.5 year mine plan

Feb 1, 2016 – Star Mountain Resources, Inc. (OTC: SMRS) is pleased to announce that it has received an Industry Guide 7 Mineral Reserve Report (the “IG7 Report”) for its Balmat mine property located in St. Lawrence County, New York reflecting 585,000 tons of Proven and Probable Reserves with 9.2% grade zinc that could generate an estimated $80.8 million in revenue over an initial 2.5 year mine plan. The current reserve estimates are based on a 2.5-year, Proven and Probable Reserve mine plan, is itself part of a larger, 8.5-year mine plan which includes mineralized material adjacent to the current reserves of similar grade to the reserves that in all likelihood will be reclassified to reserve status as the mine progresses.

The IG7 Report reflects the reserve portion of the mine plan developed by Practical Mining, LLC of Elko, Nevada for the Balmat mine. The report covers the first 2.5-years of the mine life and describes how the underground mine might be set up for long-term production from the Mud Pond, Mahler and New Fold orebodies. The mine plan included in the IG7 Report calls for $14.7 million in capital expenditure to pay for 9,067 feet of development drifting that includes drill station and orebody development, re-engineering of underground infrastructure and essential upgrades to the ventilation, crusher and hoisting systems. The planned production schedule mines 585,000 tons of ore that grades 9.2% zinc on a fully diluted basis. A summary of the economic analysis included in the IG7 Report is included in the following table:

Ore Mined for Processing	585,000	tons
Zinc Grade	9.2%
Contained Zinc	53,820	tons
Capital Development	9,067	feet
Mill Recovery	96%
Zinc Recovered in Concentrate	51,700	tons
Zinc Price	$0.92	/pound
Smelter Deduction	15%
Smelter Treatment Charges	$187.51	/ton concentrate
Transportation Charges	$21.51	/ton concentrate
Penalty Charges	$20.00	/ton concentrate
Revenue	$80,788,000
Operating Costs (Includes 15% Contingency	$(39,533,000)
Smelter Charges	$(21,313,000)
Royalty 0.3%	$(178,000)
EBITA	$19,764,000
Capital	$(14,745,000)
Income Tax	$(590,000)
Net Income	$4,427,000
Discounted Cash Flow @ 5%	$3,165,000
Payback Period	2.5	years
Profitability Index	1.2
Internal Rate of Return	25%

The IG7 report is available on Star Mountain Resources’ website- www.starmountainresources.com.

Joe Marchal, CEO, stated, “We believe the findings in the IG7 report are very positive and reaffirms our confidence that the geological and engineering conditions reflected in the long production history of the Balmat mining operation can be sustained well into the future beyond the initial 2.5 year plan. We continue to evaluate the current zinc market and the best strategy to move forward with a production plan and schedule. Moreover, it will form an integral part of our long-range plan for the safe, efficient and effective operation of the mine.”

Mark Osterberg, President & COO, commented, “The report recommends initiatives we plan to pursue aimed at lowering operating expenses, increasing zinc recovery and concentrate grades and minimizing internal mine dilution. Among the recommended initiatives are dense media separation test work, changes to ore control procedures and investigation of pillar recovery methods. We are very encouraged by the report and look forward to developing a strategy to move forward in a timely, cost effective and profitable manner.”

Property Description and Location

The Balmat mine is in the historic Balmat-Edwards zinc district in St. Lawrence County, New York. The mine and mill complex is seven miles southeast of Gouverneur, New York at 44° 14’ 51” North latitude, 75° 23’ 50” West longitude. The Balmat-Edwards Zinc District has been active since the early 1900’s. Zinc is mined from underground, and the historical workings are quite extensive. Surface facilities are situated on property owned by our wholly owned subsidiary St. Lawrence Zinc Company LLC (“SLZC”) in the town of Fowler. We own about 2,699 acres of fee simple land in various locations within the Balmat-Edwards district, and hold mineral rights to approximately 56,000 acres. The Balmat-Edward district mineralization is characterized by unique and favorable properties, including unusually high zinc grades and low lead content. The mining project is located towards the western end of the district, which lies along the hinge line of the southwest northeast trending Sylvia Lake Syncline. The 2,699 acres of surface rights owned by SLZC are divided among the Fowler, Edwards and Pierrepont townships, containing, respectively 1,754, 703 and 242 acres. The 51,428-acres of mineral rights are located in St. Lawrence and Franklin Counties and are comprised of multiple individual parcels in selected areas in and around the mines. We also have 4,774-acres of leased and optioned mineral rights in portions of the Balmat, Hyatt and Pierrepont mine areas as well as in two areas of interest for exploration purposes.

Balmat Mine Location Map

The following are definitions of the defined terms used in this news release:

Reserve: That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of “ore” when dealing with metalliferous minerals; when other materials such as coal, oil, shale, tar, sands, limestone, etc. are involved, an appropriate term such as “recoverable coal” may be substituted.

Proven (Measured) Reserves: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Probable (Indicated) Reserves: Reserves for which quantity and grade and/or quality are computed form information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

About Us

Star Mountain Resources, Inc. is a junior exploration and mining company focused on acquiring and consolidating mining claims, mineral leases, producing mines, and historic mines with production and future growth potential. Our operations are currently focused on base metal and precious metal mining acquisitions in North America, and re-commencing mining activities at the Balmat Zinc mine in upstate New York. For additional information visit www.starmountainresources.com.

Safe Harbor Statement

This news release contains statements that involve expectations, plans or intentions (such as those relating to our ability to commence mining operations, ore prices and future business or financial results) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Relations Contact:

Andrew Barwicki

Phone: 516-662-9461